Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1 TO THE

TERM LOAN AGREEMENT

Dated as of March 12, 2013

AMENDMENT NO. 1 TO THE TERM LOAN AGREEMENT (this “Amendment”) among AVON PRODUCTS, INC. (“API” or the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Banks”) and CITIBANK, N.A., as administrative agent (the “Administrative Agent”) for the Banks.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Banks and the Administrative Agent have entered into a Term Loan Agreement, dated as of June 29, 2012, among the Borrower and Citibank, N.A., as administrative agent, and the various banks from time to time party thereto (as amended from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower and the Required Banks have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1. Amendments to Credit Agreement

The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a) Section 1.01(b) is amended by replacing the text “and” with “,” where it appears immediately before the text “7.02(c)” and by inserting the text “and 7.02(e)” immediately after the text “7.02(d)”.

(b) The following definitions in Section 1.01(c) are amended in full to read as follows:

“Consolidated EBIT” means, for any period, for API and its Consolidated Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, State, local and foreign income taxes payable by API and its Consolidated Subsidiaries for such period, (iii) extraordinary and other non-cash losses and expenses ((w) other than in respect of provision for doubtful accounts or provision for obsolescence, (x) other than in respect of depreciation and amortization expense, (y) excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period, and (z) excluding any amortization of a prepaid cash item that was paid in a prior period), (iv) one-time fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any asset sale, any issuance of equity interests or any issuance, incurrence or repayment of indebtedness and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (v) cash charges and other cash expenses (including as cash charges and expenses any such non-cash items that represent an accrual or reserve for potential cash items in a future period), premiums or penalties incurred in connection with any restructuring or relating to any legal or regulatory action, settlement, judgment or ruling, in an aggregate amount not to exceed $400,000,000 for the period from October 1, 2012 until the Maturity Date, provided, that restructuring charges incurred after December 31, 2014 shall not be included in this clause (v), and minus (b) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period or is expected to be a cash item in any future period).

“Consolidated EBITDA” means, for any period, for API and its Consolidated Subsidiaries, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, State, local and foreign income taxes of API and its Consolidated Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) extraordinary and other non-cash losses and expenses ((x) other than in respect of provision for doubtful accounts or provision for obsolescence, (y) excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period, and (z) excluding any amortization of a prepaid cash item that was paid in a prior period), (v) one-time fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any asset sale, any issuance of equity interests or any issuance, incurrence or repayment of indebtedness and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (vi) cash charges and other cash expenses (including as cash charges and expenses any such non-cash items that represent an accrual or reserve for potential cash items in a future period), premiums or penalties incurred in connection with any restructuring or relating to any legal or regulatory action, settlement, judgment or ruling in an aggregate amount not to exceed $400,000,000 for the period from the October 1, 2012 until the Maturity Date, provided, that restructuring charges incurred after December 31, 2014 shall not be included in this clause (vi), and minus (b) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period or is expected to be a cash item in any future period).

“Existing Debt” shall have the meaning provided in Section 7.02(e).

“First Amendment” shall mean Amendment No. 1 to this Agreement, dated as of March 12, 2013.

“First Amendment Effective Date” shall mean the Amendment Effective Date under, and as defined in, the First Amendment.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense (excluding, to the extent included in interest expense, expenses incurred in connection with any premiums, consent fees, make-whole payments or other payments made to the holders of any Debt issued by API under (a) the Note Purchase Agreement dated as of November 23, 2010 or (b) the 5.625% Notes due March 1, 2014 for purposes of retiring or amending the terms of such Debt), in each case for the period of four fiscal quarters ending on such date.

(c) Section 2.06(b) is amended by replacing the text “the incurrence” appearing therein with the text “each incurrence”.

(d) Section 2.06 is amended by adding the following Section 2.06(c) at the end thereof:

“(c) Bank Opt-Out. With respect to any prepayment of Loans pursuant to Section 2.06(a) or (b), but only if API at its option and in its sole discretion determines to invoke the provisions of this clause (c) with respect to such prepayment (which it may do by written notice to the Administrative Agent), then any Bank, at its option, may elect not to accept such prepayment. Upon receipt by the Administrative Agent of any such prepayment of Loans, the Administrative Agent shall give written notice to the Banks of the amount available to prepay the Loans (the “Prepayment Amount”) and the date on which such prepayment shall be made (the “Opt-Out Prepayment Date”), which date shall be the Domestic Business Day after the date of such receipt. Any Bank declining such prepayment (a “Declining Bank”) shall give written notice to the Administrative Agent by 10:00 A.M. (New York City time) on the Opt-Out Prepayment Date. On the Opt-Out Prepayment Date, (i) an amount equal to that portion of the Prepayment Amount accepted by the Banks other than the Declining Banks (such Banks being the “Accepting Banks”) to prepay Loans owing to such Accepting Banks shall be applied ratably to prepay Loans owing to such Accepting Banks, (ii) any amounts that would otherwise have been applied to prepay Loans owing to Declining Banks shall next be applied ratably to prepay Loans owing to the Accepting Banks and (iii) to the extent any amounts remain after the applications required by preceding clauses (i) and (ii), such excess amount shall be retained by the Borrower (and if already paid by it to the Administrative Agent shall be promptly returned by the Administrative Agent to the Borrower).”

(e) Section 7.01(a)(v) is amended by replacing the text “five days” appearing therein with the text “five Domestic Business Days”.

(f) Section 7.01(a)(viii) is amended by inserting the text “in any such case” immediately after the text “Plan or Benefit Arrangement which” where it appears therein.

(g) Section 7.01(c) is amended by inserting the text “(x)” immediately before the text “the Borrower or any Subsidiary” where it appears therein and by inserting the following text at the end thereof “or (y) any such failures, except to the corporate existence of the Borrower, which do not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole”.

(h) Section 7.01(d) is amended by replacing the text “(i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii)” appearing therein with the text “(i) as publicly disclosed by the Borrower prior to the Effective Date, (ii) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (iii)”.

(i) Section 7.02(b)(iv) is amended by inserting the text “(x)” immediately before the text “existing on any asset” where it appears therein and by inserting the following text at the end thereof “(y) arising out of the refinancing, extension, renewal, replacement or refunding or any Debt secured by any such Lien permitted by the immediately preceding sub-clause (x), provided that such Debt is not increased and is not secured by any additional assets”.

(j) Section 7.02(d) is amended by replacing the grid at the end thereof with the following:

Fiscal Quarter Ended	Leverage Ratio
March 31, 2013	4.25:1.0
June 30, 2013	4.00:1.0
September 30, 2013	4.00:1.0
December 31, 2013	3.75:1.0
March 31, 2014	3.75:1.0
June 30, 2014	3.75:1.0
September 30, 2014	3.75:1.0
December 31, 2014 and thereafter	3.50:1.0

(k) Section 7.02 is amended by adding the following Section 7.02(e) at the end thereof:

“(e) Subsidiary Debt. The Borrower will not permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt owing to API or any other Subsidiary;

(ii) existing Debt outstanding on the Effective Date, and listed on Schedule 7.02(e) (the “Existing Debt”), and any Debt extending the maturity of, or replacing, refunding, renewing or refinancing, in whole or in part, the Existing Debt; provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, replacement, refunding, renewal or refinancing (except by an amount equal to any existing commitments utilized thereunder) as a result of or in connection with such extension, replacement, refunding, renewal or refinancing;

(iii) guarantees by any Subsidiary in respect of Debt of any other Subsidiary otherwise permitted under this Section 7.02(e);

(iv) Debt arising under cash management agreements or from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Debt is extinguished within ten (10) Domestic Business Days of its incurrence;

(v) Debt representing deferred compensation or similar obligations to employees of incurred in the ordinary course of business;

(vi) Debt in respect of (i) performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Subsidiary or in connection with judgments that do not result in an Event of Default and (ii) letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims;

(vii) Debt of ACC so long as its primary activities are of the same general types as those conducted by ACC on the First Amendment Effective Date; and

(viii) Debt in addition to that permitted above, so long as the aggregate outstanding principal amount thereof (but as measured only on the date of each new incurrence of Debt under this clause (viii)) at no time exceeds $500,000,000.

For purposes of determining compliance with this clause (e), in the event that an item of proposed Debt meets the criteria of more than one of the categories, or is entitled to be incurred or outstanding pursuant to more than one clause or sub-clause of this clause (e), API shall be permitted to classify such item of Debt on the date of its incurrence, or later reclassify all or a portion of such item of Debt, in any manner that complies with this clause (e). Any amount specified in this Agreement or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined in good faith by the Borrower based on the most recent available exchange rates published in the Wall Street Journal or other similar publication at the close of business on the Domestic Business Day immediately preceding any date of determination thereof; provided that to the extent that the principal amount of Debt measured against any basket, covenant, limitation or other test equals not more than 110% of such basket, covenant, limitation or other test solely as a result of fluctuations in applicable currency exchange rates, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.”.

(l) A new Schedule 7.02(e) is added therein, which shall read as attached hereto as Annex A.

SECTION 2. Conditions of Effectiveness

This Amendment shall become effective as of the date first above written (the “Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied, or waived in writing by the Required Banks:

(a) Agreements. The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered by the Required Banks and the Borrower (or in the case of any such party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received, in form satisfactory to it, telecopy or other written confirmation from such party of its execution of a counterpart of this Amendment).

(b) Evidence of Incumbency. The Administrative Agent shall have received the following:

(i) a certificate of the Secretary or Assistant Secretary of API, dated the Amendment Effective Date, and certifying as to the incumbency and signature of each officer executing this Amendment or any document delivered in connection herewith on behalf of the API; and

(ii) a certificate of a Responsible Officer of API as to the incumbency and signature of the Secretary or Assistant Secretary of API executing the certificate described in clause (i) above.

SECTION 3. Representations and Warranties of the Borrower

The Borrower represents and warrants as follows:

(a) The representations and warranties of the Borrower set forth in Article 5 of the Credit Agreement (other than the representations and warranties contained in Sections 5.01(d)(ii) and 5.01(e)(ii) or any other representations and warranties that expressly relate to a date certain) are true and correct with the same effect as though such representations and warranties had been made on the date hereof.

(b) No Default or Event of Default has occurred and is continuing.

(c) The execution, delivery and performance by the Borrower of this Amendment are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate action of the Borrower, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene in any material respect, or constitute a material default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws (or similar constitutive instruments) of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any material Lien on any asset of the Borrower or any Material Subsidiary.

(d) This Amendment constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally, and to general equity principles, regardless of whether considered in a proceeding in equity or at law.

SECTION 4. Reference to and Effect on the Credit Agreement and the Notes.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement and the Notes, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Bank or the Administrative Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5. Costs and Expenses

The Borrower agrees to pay promptly all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and disbursements of one firm of counsel for the Administrative Agent) in accordance with the terms of Section 10.03 of the Credit Agreement.

SECTION 6. Execution in Counterparts

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AVON PRODUCTS, INC.

By	/s/ Shalabh Gupta
Name:	Shalabh Gupta
Title:	Vice President and Treasurer

CITIBANK, N.A., as Administrative Agent and as a Bank

By	/s/ Carolyn Kee
Name:	Carolyn Kee
Title:	Vice President

SOVEREIGN BANK, N.A.

By	/s/ William Maag
Name:	William Maag
Title:	Senior Vice President

GOLDMAN SACHS BANK USA

By	/s/ Michelle Latzoni
Name:	Michelle Latzoni
Title:	Authorized Signatory

COMPASS BANK

By	/s/ Susana Campuzano
Name:	Susana Campuzano
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Alan Vitulich
Name:	Alan Vitulich
Title:	Director

BANK OF AMERICA, N.A.

By	/s/ J. Case Cosgrove
Name:	J. Case Cosgrove
Title:	Director

THE NORTHERN TRUST COMPANY

By	/s/ Daniel J. Boote
Name:	Daniel J. Boote
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Conan Schleicher
Name:	Conan Schleicher
Title:	Senior Vice President

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH

By	/s/ Shelley He
Name:	Shelley He
Title:	Deputy General Manager

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Michael A. Richards
Name:	Michael A. Richards
Title:	Senior Vice President

Annex A

Schedule 7.02(e): March 12, 20131

Avon Cosmetics (Philippines), Inc.	Philippines [DSB]	75,003,074
Avon Cosmeticos Ltda.	Brazil [DSB]	40,816,327
Avon Products Mfg., Inc.	Philippines [MFG]	27,050,289
Avon Operations Polska Sp. z.o.o	Poland	25,236,593
Avon Beauty Products India Pvt. Ltd.	India [DSB]	19,371,252
Avon Cosmetics (Thailand) Ltd.	Thailand	15,717,158
U.K. Direct Selling	United Kingdom	15,664,793
Avon Manufacturing (Guangzhou) Ltd.	China [MFG]	15,505,858
Avon Cosmetics Manufacturing, S. de R.L., de C.V.	Mexico [MFG]	15,000,000
Cosmeticos Avon Sociedad Anonima Comercial E Industrial	Argentina	13,576,872
Avon Products (China) Co. Ltd.	China [DSB]	13,163,797
Avon Healthcare Products Manufacturing (Guangzhou) Limited	China [Wellness]	11,388,953
Cosmeticos Avon S.A.	Chile	7,979,767	[2]
Avon Canada, Inc.	Canada	4,098,497	[2]
Avon Kozmetik Urunleri Sanayi ve Ticaret Anonim Sirketi	Turkey	2,378,185	[2]
Avon EMEA Finance Service Center Spolka	Poland [FSSC]	2,171,217	[2]
Avon Cosmeticos, Lda	Portugal	1,307,019	[2]
Avon Cosmetics (Greece) MEPE	Greece	1,144,356	[2]

		306,574,006

1)	All balances translated at February month end exchange rates
2)	Balances as of February 28, 2013